
                   CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                   COMPUTATION OF EARNINGS TO FIXED CHARGES
                    AND EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                  For the twelve months ended March 31, 1996
                                 (Unaudited)


                                                                (In thousands,
                                                                except ratios)
                                                             ------------------
Earnings                                                     $           50,643
Income taxes                                                             28,230
                                                             ------------------
Earnings from continuing operations before income taxes      $           78,873
                                                             ------------------

Fixed charges
    Interest, long-term debt                                             25,065
    Interest, other (including interest on short-term debt)               2,946
    Amortization of debt expense, premium, net                            1,234
    Portion of rentals representative of an interest factor                 678
                                                             ------------------
        Total fixed charges                                  $           29,923
                                                             ------------------

        Earnings from continuing operations before
           income taxes and fixed charges                    $          108,796
                                                             ==================

        Ratio of earnings to fixed charges                                 3.64x
                                                             ==================


Fixed charges from above                                     $           29,923
Preferred stock dividends*                                                2,963
                                                             ------------------
    Total fixed charges and preferred stock dividends        $           32,886
                                                             ==================

        Ratio of earnings to combined fixed charges and
           preferred stock dividends                                       3.31x
                                                             ==================

* Preferred stock dividends multiplied by the ratio of pretax income to net income.